Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

November 6, 2023

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

MEDIA CONTACT:

Karen Marotta

Greystone

212-896-9149

Karen.Marotta@greyco.com

Greystone Housing Impact Investors LP Announces New Secured Financing Transaction

OMAHA, Nebraska – Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced today that on November 1, 2023, it completed a new secured financing transaction (the “TEBS Residual Financing”) secured by its residual interests in three Tax Exempt Bond Securitization financings (“TEBS Financings”) with Freddie Mac. The securitization involved the sale of the TEBS Financings residual interests to the Wisconsin Public Finance Authority (the “Issuer”), which then issued and sold $61.5 million of senior Affordable Housing Multifamily Certificates Class B-1 Certificates (“Class B-1 Certificates”) to unaffiliated investors. The Partnership retained $20.5 million of residual Affordable Housing Multifamily Certificates Class B-2 Certificates that were also issued by the Issuer. The Partnership received net proceeds of approximately $60.4 million after payment of transaction-related costs, the majority of which was used to pay off other debt of the Partnership that has been previously secured by a pledge of the TEBS Financings residual interests.

The $61.5 million Class B-1 Certificates represent secured financing of the Partnership for financial reporting purposes and are entitled to interest at a fixed rate of 7.125% per annum and certain principal payments from the assets within the TEBS Residual Financing. The Partnership is entitled to all residual cash flows of the TEBS Residual Financing after payments to the Class B-1 Certificates and trustee expenses of 0.03% per annum. The term of the Class B-1 certificates will end upon the earlier of repayment of the $61.5 million stated amount of the Class B-1 Certificates or July 25, 2034.

“The closing of the TEBS Residual Financing provides many benefits to the Partnership,” said Kenneth C. Rogozinski, Chief Executive Officer of the Partnership. “This new debt financing provides non-recourse, non-mark-to-market financing that provides effective interest cost savings of approximately 3.9% per annum compared to our prior variable-rate debt financing program previously secured by the same collateral.”

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.